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                                                                  EXHIBIT 11.01


    A Summary of the Shares of Common Stock and equivalents treated as outstanding for purposes of calculating net income (loss) per Common Share for all reported periods herein is as follows:


          Shares of Common Stock outstanding                 832,800

          Shares of Common Stock issuable upon:

            Conversion of 779 shares of Class A
              Preferred Stock                                467,400

            Exercise of Warrants--
              200 A/B Warrants                               120,000

              157 Provident Warrants                          94,200

              Class A Warrants                               282,600
                                                           ---------

                                                           1,797,000
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